Exhibit 99.1

OneSpan Reports Results for Third Quarter and First Nine Months of 2018; Reiterates Full Year Guidance

•	Q3 Total revenue up 3% to $52.5 million
•	Q3 Adjusted EBITDA of $1.0 million[1]
•	Q3 GAAP loss per share of $0.02
•	Q3 non-GAAP diluted earnings per share of $0.04[1]

CHICAGO, October 30, 2018 – OneSpan Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and secure transactions, today reported financial results for the third quarter and nine months ended September 30, 2018.

“Third quarter revenue growth was lower than expected due to order timing resulting in approximately $2 million of revenue being recognized early in the fourth quarter,” stated OneSpan CEO Scott Clements. “The timing of this revenue does not affect our full year 2018 guidance. During the quarter, mobile security software revenue grew by 50% and subscription revenue by 38%. We continue to make significant progress executing our Trusted Identity Strategy to secure digital customer journeys for financial institutions. We have numerous pilots, proofs-of-concept and initial deployments worldwide and a robust product release roadmap over the next several quarters.”

Third Quarter and First Nine Months 2018 Financial Highlights

•

Revenue for the third quarter of 2018 was $52.5 million, an increase of 3% from $51.1 million for the third quarter of 2017. Revenue for the first nine months of 2018 was $147.5 million, an increase of 6% from $138.8 million for the first nine months of 2017.

•	Gross margin for the third quarter of 2018 was 66% and for the first nine months of 2018 was 71%. Gross margin for the third quarter of 2017 was 72% and for the first nine months of 2017 was 71%.
•

GAAP operating loss for the third quarter of 2018 was $3.1 million, and for the first nine months of 2018 was $4.1 million. GAAP operating income for the third quarter of 2017 was $5.1 million, and for the first nine months of 2017 was $5.0 million.

•

Adjusted EBITDA for the third quarter of 2018 was $1.0 million, or 2% of revenue, and for the first nine months of 2018 was $12.5 million, or 8% of revenue. Adjusted EBITDA for the third quarter of 2017 was $8.8 million, or 17% of revenue, and for the first nine months of 2017 was $16.5 million, or 12% of revenue.[1]

•

GAAP net loss for the third quarter of 2018 was $0.9 million, or $0.02 per share. GAAP net loss for the first nine months of 2018 was $0.1 million, or $0.00 per share. This compares to GAAP net income of $2.8 million, or $0.07 per share for the third quarter of 2017, and $3.4 million, or $0.09 per share for the first nine months of 2017.

•

Non-GAAP net income for the third quarter of 2018 was $1.7 million, or $0.04 per diluted share, and for the first nine months of 2018 was $10.1 million, or $0.25 per diluted share. Non-GAAP net income for the third quarter of 2017 was $5.5 million, or $0.14 per diluted share, and for the first nine months of 2017 was $11.3 million, or $0.28 per diluted share.[1]

•	Cash, cash equivalents and short-term investments at September 30, 2018 totaled $91.9 million compared to $101.4 million and $158.4 million at June 30, 2018 and December 31, 2017, respectively.

1      An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.

Recent Business Highlights

•

OneSpan customers continued to adopt Mobile Security Suite (MSS) solutions including enhanced features such as behavioral biometric authentication and facial recognition. Year-to-date MSS revenue growth approximated 60%.

•

The company received its first purchase order from a major Asian bank for its FIDO-compliant software authentication solution. OneSpan is a board member of the FIDO Alliance which was formed to address the lack of interoperability among strong authentication technologies. The first phase of OneSpan’s project with the Asian bank will go live during the fourth quarter of 2018.

•

OneSpan recently demonstrated advances in cloud-based risk analytics, identity verification and e-signatures for digital account opening, and digital mortgage closing using blockchain technology at Money20/20 USA 2018.

•

The company was awarded the top spot for overall customer satisfaction in the G2 Crowd Grid Report for E-Signature for the tenth consecutive time. The report ranks the top ten e-signature solutions and OneSpan Sign (formerly eSignLive) scored higher than all other solutions including DocuSign and Adobe Sign.

Guidance for Full Year 2018

OneSpan is reaffirming guidance for the full year 2018 as follows:

•	Revenue is expected to be in the range of $201 million to $211 million; and
•	Adjusted EBITDA is expected to be in the range of $15 million to $19 million.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, October 30, 2018, at 4:30 p.m. EDT/21:30 CET. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the third quarter and first nine months of 2018.

To access the conference call, dial 866-354-0181 for the U.S. or Canada and 1-409-217-8086 for international callers. The conference ID number is 3062409.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2018, and the information included under the caption “Guidance for Full Year 2018”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Product and license	$36,882	$38,421	$105,362	$104,454
Services and other	15,613	12,705	42,119	34,331
Total revenue	52,495	51,126	147,481	138,785

Cost of goods sold
Product and license	14,321	12,083	32,897	32,668
Services and other	3,631	2,397	9,363	7,511
Total cost of goods sold	17,952	14,480	42,260	40,179

Gross profit	34,543	36,646	105,221	98,606

Operating costs
Sales and marketing	16,039	13,956	46,938	42,997
Research and development	8,992	5,493	22,805	17,669
General and administrative	10,184	9,882	32,168	26,323
Amortization / impairment of intangible assets	2,442	2,203	7,387	6,603
Total operating costs	37,657	31,534	109,298	93,592

Operating income (loss)	(3,114)	5,112	(4,077)	5,014

Interest income, net	258	386	991	1,016
Other income (expense), net	246	(185)	2,025	402

Income (loss) before income taxes	(2,610)	5,313	(1,061)	6,432
Provision (benefit) for income taxes	(1,702)	2,558	(943)	2,994

Net income (loss)	$(908)	$2,755	$(118)	$3,438

Net income (loss) per share
Basic	$(0.02)	$0.07	$(0.00)	$0.09
Diluted	$(0.02)	$0.07	$(0.00)	$0.09
Weighted average common shares outstanding
Basic	39,922	39,811	39,924	39,792
Diluted	39,922	39,821	39,924	39,802

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30,	December 31,
	2018	2017

ASSETS
Current assets
Cash and equivalents	$91,935	$78,661
Short term investments	—	79,733
Accounts receivable, net of allowances of $841 in 2018 and $520 in 2017	42,534	48,126
Inventories, net	15,307	12,040
Prepaid expenses	5,201	3,876
Contract assets	6,653	—
Other current assets	7,309	5,501
Total current assets	168,939	227,937
Property and equipment:
Furniture and fixtures	7,560	5,655
Office equipment	10,905	13,084
Total Property and equipment:	18,465	18,739
Accumulated depreciation	(11,989)	(13,963)
Property and equipment, net	6,476	4,776
Goodwill	94,672	56,332
Intangible assets, net of accumulated amortization	46,540	37,888
Deferred income taxes	4,911	5,460
Contract assets - non-current	4,407	—
Other assets	7,476	5,229
Total assets	$333,421	$337,622
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,456	$8,144
Deferred revenue	28,344	33,295
Accrued wages and payroll taxes	11,711	11,643
Short-term income taxes payable	1,600	3,673
Other accrued expenses	10,683	7,746
Deferred compensation	1,120	1,652
Total current liabilities	56,914	66,153
Long-term deferred revenue	5,254	7,019
Other long-term liabilities	6,125	5,919
Long-term income taxes payable	9,141	12,848
Deferred income taxes	6,111	7,753
Total liabilities	83,545	99,692
Stockholders' equity
Common stock: $.001 par value per share, 75,000 shares authorized; 40,261 and 40,086 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	40	40
Additional paid-in capital	93,224	90,307
Accumulated income	168,409	156,151
Accumulated other comprehensive loss	(11,797)	(8,568)
Total stockholders' equity	249,876	237,930
Total liabilities and stockholders' equity	$333,421	$337,622

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(118)	$3,438
Adjustments to reconcile net income (loss) to net cash provided:
Depreciation, amortization, and impairment of intangible assets	9,066	7,893
Loss (gain) on disposal of assets	(49)	227
Deferred tax expense (benefit)	(3,020)	73
Stock-based compensation	2,916	1,901
Changes in assets and liabilities
Accounts receivable, net	6,183	3,854
Inventories, net	(3,267)	(97)
Contract assets	(2,892)	—
Accounts payable	(5,258)	(2,808)
Income taxes payable	(8,433)	(2,089)
Accrued expenses	(911)	2,096
Deferred compensation	(541)	(656)
Deferred revenue	(405)	2,093
Other assets and liabilities	(2,476)	(876)
Net cash provided by (used in) operating activities	(9,205)	15,049

Cash flows from investing activities:
Purchase of short term investments	—	(168,731)
Maturities of short term investments	80,000	155,000
Purchase of Dealflo, net of cash acquired	(53,065)	—
Additions to property and equipment	(3,410)	(1,323)
Other	—	(462)
Net cash provided by (used in) investing activities	23,525	(15,516)

Cash flows from financing activities:
Tax payments for restricted stock issuances	(399)	(257)
Net cash used in financing activities	(399)	(257)

Effect of exchange rate changes on cash	(647)	640

Net increase (decrease) in cash	13,274	(84)
Cash and equivalents, beginning of period	78,661	49,345
Cash and equivalents, end of period	$91,935	$49,261

Revenue by major products and services  (in thousands, unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017*	2018	2017*
Hardware products	$27,056	$26,606	$69,123	$73,607
Software licenses	9,826	11,815	36,239	30,847
Subscription	4,161	3,023	10,949	7,634
Professional services	1,594	1,354	3,715	3,384
Maintenance, support and other	9,858	8,328	27,455	23,313
Total Revenue	$52,495	$51,126	$147,481	$138,785

* Prior period amounts are presented under ASC 605 and ASC 985-605

Impact of ASC 606 Adoption  (in thousands, unaudited):

	Three months ended September 30, 2018			Nine months ended September 30, 2018
	As Reported	Adjustments	Balances without the adoption of Topic 606	As Reported	Adjustments	Balances without the adoption of Topic 606
Revenue
Product and license	$36,882	$1,425	$38,307	$105,362	$1,350	$106,712
Services and other	15,613	(1,959)	13,654	42,119	(4,350)	37,769
Total revenue	52,495	(534)	51,961	147,481	(3,000)	144,481

Cost of goods sold
Product and license	14,321	(83)	14,238	32,897	451	33,348
Services and other	3,631	—	3,631	9,363	—	9,363
Total Cost of goods sold	17,952	(83)	17,869	42,260	451	42,711

Gross profit	34,543	(451)	34,092	105,221	(3,451)	101,770

Operating Costs
Sales and marketing	16,039	235	16,274	46,938	842	47,780
Total operating costs	37,657	235	37,892	109,298	842	110,140

Operating loss	(3,114)	(686)	(3,800)	(4,077)	(4,293)	(8,370)

Loss before taxes	(2,610)	(686)	(3,296)	(1,061)	(4,293)	(5,354)

Provision (benefit) for income taxes	(1,702)	1,490	(212)	(943)	(277)	(1,220)

Net loss	$(908)	$(2,176)	$(3,084)	$(118)	$(4,016)	$(4,134)

Basic EPS	$(0.02)		$(0.08)	$(0.00)		$(0.10)
Diluted EPS	$(0.02)		$(0.08)	$(0.00)		$(0.10)

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation,  and certain other non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$(908)	$2,755	$(118)	$3,438
Interest income, net	(258)	(386)	(991)	(1,016)
Provision (benefit) for income taxes	(1,702)	2,558	(943)	2,994
Depreciation, amortization / impairment of intangible assets	3,046	2,635	9,066	7,893
Long-term incentive compensation	1,633	1,267	4,383	3,199
Reversal of legal accrual	(900)	—	(900)	—
Rebranding costs	39	—	561	—
Acquisition related costs	—	—	1,087	—
Lease exit costs	—	—	315	—
Adjusted EBITDA	$950	$8,829	$12,460	$16,508

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We exclude certain other non-recurring items including acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$(908)	$2,755	$(118)	$3,438
Long-term incentive compensation	1,633	1,267	4,383	3,199
Amortization / impairment of intangible assets	2,442	2,203	7,387	6,603
Reversal of legal accrual	(900)	—	(900)	—
Rebranding costs	39	—	561	—
Acquisition related costs	—	—	1,087	—
Lease exit costs	—	—	315	—
Tax impact of adjustments*	(643)	(694)	(2,567)	(1,960)
Non-GAAP net income	$1,663	$5,531	$10,148	$11,280

Non-GAAP diluted EPS	$0.04	$0.14	$0.25	$0.28

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,062	39,821	40,046	39,802

*The tax impact of adjustments is calculated as 20% of the adjustments in all periods

Copyright© 2018 OneSpan North America Inc., all rights reserved. OneSpan™, the “O” logo, “BE BOLD. BE SECURE.”™, and DEALFLO™ are registered or unregistered trademarks of OneSpan North America Inc. or its affiliates in the U.S. and other countries. Any other trademarks cited herein are the property of their respective owners.

For more information contact:

Joe Maxa

M: +1-612‑247‑8592

O: +1-312-766-4009
joe.maxa@onespan.com